TORTOISE ESSENTIAL ASSETS INCOME TERM FUND

CERTIFICATE OF TRUST

THIS IS TO CERTIFY THAT:

FIRST: The undersigned trustee, by this Certificate of Trust and by Articles of Conversion effective as of 5:00 p.m., Eastern time, on July 19, 2018, does hereby convert Tortoise Essential Assets Income 2024 Term Fund, Inc., a Maryland corporation incorporated on February 17, 2017 pursuant to the Maryland General Corporation Law, into a statutory trust pursuant to the Maryland Statutory Trust Act.

SECOND: The name of the statutory trust (the “Trust”) is:

Tortoise Essential Assets Income Term Fund

THIRD: The name and business address of the Trust’s resident agent are The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville, Maryland 21093.

FOURTH: The address of the Trust’s principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville, Maryland 21093.

FIFTH: This Certificate of Trust shall become effective at 5:00 p.m., Eastern time, on July 19, 2018.

The undersigned, being the sole trustee of the Trust, acknowledges under the penalties of perjury, that to the best of his knowledge and belief, the facts stated herein are true.

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IN WITNESS WHEREOF, the undersigned trustees have signed this Certificate of Trust this 18th day of July, 2018.

TRUSTEE:

/s/ P. Bradley Adams
P. Bradley Adams